Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 29, 2017, except for the forward split described in Note 9, as to which the date is November 27, 2017, relating to the financial statements of Odonate Therapeutics, LLC, appearing in the Registration Statement on Form S-1 (No. 333-221533).

We also consent to the incorporation by reference in this Registration Statement on Form S-1 of the reference to our firm under the headings “Experts” in the Registration Statement on Form S-1 (No. 333-221533).

/s/ SQUAR MILNER LLP

San Diego, California

December 6, 2017